EXHIBIT 11

                         Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
                  For the Periods Ended March 31, 2004 and 2003

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

Three months ended March 31,                                       2004                                2003
--------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)                 Basic            Diluted            Basic            Diluted
                                                   ----------------- ----------------- ---------------- ------------------
Net income                                                 $4,955           $4,955            $4,750           $4,750

Share amounts:
   Average outstanding                                   13,202.6         13,202.6          13,059.3         13,059.3
   Common stock equivalents                                     -            310.7                 -            170.9
------------------------------------------------   ----------------- ----------------- ---------------- ------------------

   Weighted average outstanding                          13,202.6         13,513.3          13,059.3         13,230.2
------------------------------------------------   ----------------- ----------------- ---------------- ------------------

Earnings per share                                           $.38             $.37              $.36             $.36
------------------------------------------------   ----------------- ----------------- ---------------- ------------------

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